Exhibit 99.1

Wessex House, 5th Floor
45 Reid Street
Hamilton HM 12 Bermuda 441-278-9250 441-278-9255 fax
PRESS RELEASE
NASDAQ Symbol ACGL	CONTACT:
For Immediate Release	Mark D. Lyons
Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2013 FIRST QUARTER RESULTS

HAMILTON, BERMUDA, April 29, 2013 -- Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2013 first quarter was $251.0 million, or $1.85 per share, compared to $157.8 million, or $1.14 per share, for the 2012 first quarter. The Company also reported after-tax operating income available to common shareholders of $158.7 million, or $1.17 per share, for the 2013 first quarter, compared to after-tax operating income available to common shareholders of $113.7 million, or $0.82, for the 2012 first quarter. The Company's after-tax operating income or loss available to common shareholders represented an annualized return on average common equity of 12.9% for the 2013 first quarter, compared to 10.4% for the 2012 first quarter, while the Company's net income available to common shareholders represented an annualized return on average common equity of 20.4% for the 2013 first quarter, compared to 14.4% for the 2012 first quarter. The Company's book value per common share was $37.66 at March 31, 2013, a 4.1% increase from $36.19 per share at December 31, 2012 and a 13.0% increase from $33.33 per share at March 31, 2012.

After-tax operating income or loss available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See 'Comments on Regulation G' for a further discussion of after-tax operating income or loss available to common shareholders. All earnings per share amounts discussed in this release are on a diluted basis.

The following table summarizes the Company's underwriting results:

	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2013	2012

Gross premiums written	$1,163,699	$1,066,656
Net premiums written	952,776	863,611
Net premiums earned	752,770	680,312
Underwriting income	116,398	67,193

Combined ratio (1)	84.6%	90.1%

(1)
The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss.

For the 2013 first quarter, the combined ratio of the Company's insurance and reinsurance subsidiaries consisted of a loss ratio of 53.1% and an underwriting expense ratio of 31.5%, compared to a loss ratio of 58.1% and an underwriting expense ratio of 32.0% for the 2012 first quarter. For a discussion of underwriting activities and a review of the Company's results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

The following table summarizes, on an after-tax basis, the Company's consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	Three Months Ended
	March 31,
(U.S. dollars in thousands, except share data)	2013	2012

After-tax operating income available to common shareholders	$158,748	$113,660
Net realized gains, net of tax	54,923	40,873
Net impairment losses recognized in earnings, net of tax	(2,246)	(1,023)
Equity in net income of investment funds accounted for using the equity method, net of tax	13,823	24,826
Net foreign exchange gains (losses), net of tax	25,744	(20,541)
Net income available to common shareholders	$250,992	$157,795

Diluted per common share results:
After-tax operating income available to common shareholders	$1.17	$0.82
Net realized gains, net of tax	0.41	0.30
Net impairment losses recognized in earnings, net of tax	(0.02)	(0.01)
Equity in net income of investment funds accounted for using the equity method, net of tax	0.10	0.18
Net foreign exchange gains (losses), net of tax	0.19	(0.15)
Net income available to common shareholders	$1.85	$1.14

Weighted average common shares and common share equivalents outstanding - diluted	135,409,288	137,814,906

The Company's investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA-/Aa2.” The average effective duration of the Company's investment portfolio was 2.94 years at March 31, 2013, compared to 3.06 years at December 31, 2012. Including the effects of foreign exchange, total return on the Company's investment portfolio was 0.50% for the 2013 first quarter, compared to 1.87% for the 2012 first quarter. Excluding the effects of foreign exchange, total return was 1.01% for the 2013 first quarter, compared to 1.60% for the 2012 first quarter. Total return for the 2013 first quarter reflected the impact of weakening foreign currency rates, including the British Pound Sterling, Euro and other major currencies, against the U.S. Dollar on our non-U.S. investments.

Net investment income for the 2013 first quarter was $65.7 million, or $0.48 per share, compared to $73.8 million, or $0.53 per share, for the 2012 fourth quarter, and $74.3 million, or $0.54 per share, for the 2012 first quarter. The annualized pre-tax investment income yield was 2.20% for the 2013 first quarter, compared to 2.46% for the 2012 fourth quarter and 2.52% for the 2012 first quarter. The $8.1 million decline in net investment income in the 2013 first quarter from the 2012 fourth quarter resulted, in part, from (i) a $2.2 million increase in investment expenses, including $1.3 million of costs on a fund investment which are not expected to recur, (ii) $1.9 million related to inflation adjustments on U.S. Treasury Inflation-Protected Securities and (iii) a reduction in gross income related to TALF assets, which contributed $1.0 million to income in the 2012 fourth quarter (partially offset by $0.2 million of interest expense) and were sold prior to year-end due to total return considerations. In addition, the decline in the 2013 first quarter also reflects the effects of lower prevailing interest rates available in the market, the effects of share repurchases and the Company's investment strategy which puts a priority on total return. Consolidated cash flow provided by operating activities for the 2013 first quarter was $205.7 million, compared to $144.8 million for the 2012 first quarter. The increase in operating cash flows in the 2013 first quarter reflected a higher level of premium receipts and income distributions from investment funds than in the 2012 first quarter.

For the 2013 first quarter, the Company's effective tax rate on income before income taxes was an expense of 1.9%, compared to an expense of 1.1% for the 2012 first quarter. For the 2013 first quarter, the Company's effective tax rate on pre-tax operating income was an expense of 1.7%, compared to a benefit of 1.0% for the 2012 first quarter. The Company's effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. In addition, the Company's Bermuda-based reinsurer incurs federal excise taxes for premiums assumed on U.S. risks. The Company incurred $2.0 million of federal excise taxes for the 2013 first quarter, compared to $2.0 million for the 2012 first quarter. Such amounts are reflected as acquisition expenses in the Company's consolidated statements of income.

On a pre-tax basis, net foreign exchange gains for the 2013 first quarter were $24.3 million (net unrealized gains of $25.9 million and net realized losses of $1.7 million), compared to net foreign exchange losses for the 2012 first quarter of $20.7 million (net unrealized losses of $20.2 million and net realized losses of $0.5 million). The 2013 first quarter net foreign exchange gains reflected the strengthening of the U.S. Dollar against the British Pound Sterling, Euro and other major currencies during the period. Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company's net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders' equity and are not included in the consolidated statements of income. The Company has not matched a portion of its projected liabilities in foreign currencies with investments in the same currencies and may not match such amounts in future periods, which could increase the Company's exposure to foreign currency fluctuations and increase the volatility of the Company's shareholders' equity.

At March 31, 2013, the Company's capital of $5.74 billion consisted of $300.0 million of senior notes, representing 5.2% of the total, $100.0 million of revolving credit agreement borrowings due in August 2014, representing 1.7% of the total, $325.0 million of preferred shares, representing 5.7% of the total, and common shareholders' equity of $5.01 billion, representing the balance. At December 31, 2012, the Company's capital of $5.57 billion consisted of $300.0 million of senior notes, representing 5.4% of the total, $100.0 million of revolving credit agreement borrowings, representing 1.8% of the total, $325.0 million of preferred shares, representing 5.8% of the total, and common shareholders' equity of $4.84 billion, representing the balance.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Tuesday, April 30, 2013. A live webcast of this call will be available via the Investor Relations - Events & Presentations section of the Company's website at http://www.archcapgroup.bm. A telephone replay of the conference call also will be available beginning on April 30, 2013 at 1:00 p.m. Eastern Time until May 7, 2013 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 96104883), and international callers should dial 617-801-6888 (passcode 96104883).

Please refer to the Company's Financial Supplement dated March 31, 2013, which is posted on the Company's website at http://www.archcapgroup.bm/EarningsReleases.aspx. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company's website regularly, including the Investor Relations - Events & Presentations section of the Company's website at
http://www.archcapgroup.bm/presentations.aspx for additional information regarding the Company.

Arch Capital Group Ltd., a Bermuda-based company with approximately $5.74 billion in capital at March 31, 2013, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company's current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company's current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company's periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•	the Company's ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•	acceptance of the Company's business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•
the Company's ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies' existing or new policies and practices, as well as other factors described herein;

•
general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•	competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•	developments in the world's financial and capital markets and the Company's access to such markets;

•	the Company's ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;

•	the loss of key personnel;

•	the integration of businesses the Company has acquired or may acquire into its existing operations;

•
accuracy of those estimates and judgments utilized in the preparation of the Company's financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through March 31, 2013;

•
greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•	severity and/or frequency of losses;

•	claims for natural or man-made catastrophic events in the Company's insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•	availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•	the Company's investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company's investments;

•
the impact of the continued weakness of the U.S., European countries and other key economies, projected budget deficits for the U.S., European countries and other governments and the consequences associated with possible additional downgrades of securities of the U.S., European countries and other governments by credit rating agencies, and the resulting effect on the value of securities in the Company's investment portfolio as well as the uncertainty in the market generally;

•
losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company's periodic reports filed with the SEC;

•	changes in accounting principles or policies or in the Company's application of such accounting principles or policies;

•	changes in the political environment of certain countries in which the Company operates, underwrites business or invests;

•
statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•
the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management's Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company's Annual Report on Form 10-K, as well as the other factors set forth in the Company's other documents on file with the SEC, and management's response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company's financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income or loss available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income or loss available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company's business performance. Although net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company's operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company's financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses recognized in earnings on the Company's investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company's investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company's proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income or loss available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company's business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company's financial information to analyze the Company's performance in a manner similar to how the Company's management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company's financial information to compare the Company's performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

Book Value Per Common Share

(U.S. dollars in thousands, except share data)	March 31, 2013	December 31, 2012

Calculation of book value per common share:
Total shareholders' equity	$5,335,530	$5,168,878
Less preferred shareholders' equity	325,000	325,000
Common shareholders' equity	5,010,530	4,843,878
Common shares outstanding, net of treasury shares (1)	133,063,225	133,842,613
Book value per common share	$37.66	$36.19

(1)	Excludes the effects of 8,324,285 and 8,221,444 stock options and 475,435 and 480,406 restricted stock units outstanding at March 31, 2013 and December 31, 2012, respectively.

Investment Information

	Three Months Ended
	March 31,
(U.S. dollars in thousands, except share data)	2013	2012

Components of net investment income:
Fixed maturities	$62,006	$73,450
Term loan investments (1)	4,217	2,299
Equity securities	1,423	1,664
Short-term investments	392	372
Other	6,299	3,193
Gross investment income	74,337	80,978
Investment expenses	(8,665)	(6,681)
Net investment income	$65,672	$74,297

Per share	$0.48	$0.54

Investment income yield, at amortized cost (2):
Pre-tax	2.20%	2.52%
After-tax	2.07%	2.40%

Total return (3):
Including effects of foreign exchange	0.50%	1.87%
Excluding effects of foreign exchange	1.01%	1.60%

Cash flow from operations	$205,659	$144,821

(1)	Included in “investments accounted for using the fair value option” on the Company's balance sheet.

(2)
Investment income yield is presented on an annualized basis and excludes the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.

(3)
Includes net investment income, equity in net income or loss of investment funds accounted for using the equity method, net realized gains and losses and the change in unrealized gains or losses generated by the Company's investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses.

Investment Information (continued)

(U.S. dollars in thousands)	March 31, 2013	December 31, 2012

Investable assets:
Fixed maturities available for sale, at fair value	$9,890,425	$9,839,988
Fixed maturities, at fair value (1)	364,385	363,541
Fixed maturities pledged under securities lending agreements, at fair value (2)	89,941	42,600
Total fixed maturities	10,344,751	10,246,129
Short-term investments available for sale, at fair value	943,414	722,121
Short-term investments pledged under securities lending agreements, at fair value (2)	860	8,248
Cash	356,767	371,041
Equity securities available for sale, at fair value	342,091	312,749
Equity securities, at fair value (1)	—	25,954
Other investments available for sale, at fair value	585,277	549,280
Other investments, at fair value (1)	537,845	527,971
Investments accounted for using the equity method (3)	219,674	307,105
Securities sold but not yet purchased (4)	—	(6,924)
Securities transactions entered into but not settled at the balance sheet date	(198,563)	(18,540)
Total investable assets	$13,132,116	$13,045,134

Investment portfolio statistics (2):
Average effective duration (in years)	2.94	3.06
Average credit quality (Standard & Poor's/Moody's Investors Service)	AA-/Aa2	AA-/Aa2
Imbedded book yield (before investment expenses) (5)	2.45%	2.60%

(1)
Represents investments which are carried at fair value under the fair value option and reflected as “investments accounted for using the fair value option” on the Company's balance sheet. Changes in the carrying value of such investments are recorded in net realized gains or losses.

(2)	This table excludes the collateral received and reinvested and includes the fixed maturities and short-term investments pledged under securities lending agreements, at fair value.

(3)
Changes in the carrying value of investment funds accounted for using the equity method are recorded as “equity in net income (loss) of investment funds accounted for using the equity method” rather than as an unrealized gain or loss component of accumulated other comprehensive income.

(4)	Represents the Company's obligation to deliver securities that it did not own at the time of sale. Such amounts are included in “other liabilities” on the Company's balance sheet.

(5)	Calculated before investment expenses.

Selected Information on Losses and Loss Adjustment Expenses

	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2013	2012

Components of losses and loss adjustment expenses incurred
Paid losses and loss adjustment expenses	$421,586	$352,145
Change in unpaid losses and loss adjustment expenses	(22,183)	43,062
Total losses and loss adjustment expenses	$399,403	$395,207

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(5,338)	$4,067
Reinsurance	(48,268)	(52,108)
Total	$(53,606)	$(48,041)
Impact on losses and loss adjustment expenses:
Insurance	$(5,001)	$(465)
Reinsurance	(49,403)	(52,805)
Total	$(54,404)	$(53,270)
Impact on acquisition expenses:
Insurance	$(337)	$4,532
Reinsurance	1,135	697
Total	$798	$5,229
Impact on combined ratio:
Insurance	(1.2)%	0.9%
Reinsurance	(15.7)%	(21.8)%
Total	(7.1)%	(7.1)%
Impact on loss ratio:
Insurance	(1.1)%	(0.1)%
Reinsurance	(16.1)%	(22.1)%
Total	(7.2)%	(7.8)%
Impact on acquisition expense ratio:
Insurance	(0.1)%	1.0%
Reinsurance	0.4%	0.3%
Total	0.1%	0.7%

Estimated net losses incurred from current accident year catastrophic events (1)
Insurance	$—	$5,364
Reinsurance	11,206	17,631
Total	$11,206	$22,995
Impact on combined ratio:
Insurance	—%	1.2%
Reinsurance	3.6%	7.4%
Total	1.5%	3.4%

(1)
Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations.

Segment Information

The following section provides analysis on the Company's 2013 first quarter performance by operating segment. For additional details regarding the Company's operating segments, please refer to the Company's Financial Supplement dated March 31, 2013 on the Company's website at http://www.archcapgroup.bm/EarningsReleases.aspx.

Insurance Segment

	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2013	2012	% Change

Gross premiums written	$688,817	$688,113	0.1
Net premiums written	504,550	490,680	2.8
Net premiums earned	444,965	441,740	0.7
Underwriting income (loss)	14,950	(8,134)	n/m

Underwriting Ratios			% Point Change
Loss ratio	63.7%	68.6%	(4.9)
Acquisition expense ratio	15.8%	16.6%	(0.8)
Other operating expense ratio	17.2%	16.6%	0.6
Combined ratio	96.7%	101.8%	(5.1)

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	—%	1.2%	(1.2)
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(1.2)%	0.9%	(2.1)
Combined ratio excluding such items	97.9%	99.7%	(1.8)

Gross premiums written by the insurance segment in the 2013 first quarter were flat from the 2012 first quarter, while net premiums written were 2.8% higher than in the 2012 first quarter. The higher level of net premiums written primarily resulted from increases in programs, national accounts, construction and accident and health lines. The increase in program business was primarily due to growth within existing programs and the impact of rate movements while the increase in construction and national accounts primarily resulted from new business, high renewal retention ratios and increased ratable exposures. The higher level of construction business resulted, in part, from a mix of rate and exposure increases while growth in accident and health primarily resulted from new business. Net premiums earned by the insurance segment in the 2013 first quarter were 0.7% higher than in the 2012 first quarter, and reflect changes in net premiums written over the previous five quarters.

The 2013 first quarter loss ratio did not reflect any current year catastrophic event activity, compared to 1.2 points in the 2012 first quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 1.1 points in the 2013 first quarter, compared to 0.1 points in the 2012 first quarter. The estimated net favorable development in the 2013 first quarter primarily resulted from better than expected claims emergence in short-tail lines of business.

The underwriting expense ratio was 33.0% in the 2013 first quarter, compared to 33.2% in the 2012 first quarter. The acquisition expense ratio was 15.8% in the 2013 first quarter, compared to 16.6% in the 2012 first quarter. The comparison of the 2013 first quarter and 2012 first quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commissions. In addition, the 2013 first quarter acquisition expense ratio included a reduction of 0.1 points of commission expense related to development in prior year loss reserves, compared to an increase of 1.0 point in the 2012 first quarter. The operating expense ratio was 17.2% in the 2013 first quarter, compared to 16.6% in the 2012 first quarter. The 2013 first quarter operating expense ratio reflected a higher level of aggregate expenses than in the 2012 first quarter due, in part, to selected expansion of the insurance segment's operating platform, consistent with our 2012 full year ratio.

Reinsurance Segment

	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2013	2012	% Change

Gross premiums written	$476,205	$379,976	25.3
Net premiums written	448,226	372,931	20.2
Net premiums earned	307,805	238,572	29.0
Underwriting income	101,448	75,327	34.7

Underwriting Ratios			% Point Change
Loss ratio	37.7%	38.6%	(0.9)
Acquisition expense ratio	18.5%	18.9%	(0.4)
Other operating expense ratio	10.9%	10.9%	—
Combined ratio	67.1%	68.4%	(1.3)

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	3.6%	7.4%	(3.8)
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(15.7)%	(21.8)%	6.1
Combined ratio excluding such items	79.2%	82.8%	(3.6)

Gross premiums written by the reinsurance segment in the 2013 first quarter were 25.3% higher than in the 2012 first quarter, while net premiums written were 20.2% higher than in the 2012 first quarter. The higher level of net premiums written reflected increases to most lines of business, including mortgage business resulting from a reinsurance treaty covering newly originated U.S. residential mortgages which incepted in the 2012 second quarter, casualty and other specialty lines. Growth in casualty business primarily resulted from new accounts while the increase in other specialty primarily resulted from renewals of the credit and surety business acquired from Ariel Reinsurance Company Ltd. ("Ariel") in April 2012. The change in net premiums written in property and marine lines was substantially impacted by a higher amount of retrocessions in the 2013 first quarter.

Net premiums earned in the 2013 first quarter were 29.0% higher than in the 2012 first quarter, and primarily reflect changes in net premiums written over the previous five quarters, including the mix and type of business written. Net premiums earned also included $12 million related to the credit and surety business acquired from Ariel with remaining acquired unearned premiums of approximately $24 million at March 31, 2013.

The 2013 first quarter loss ratio reflected 3.6 points of current year catastrophic activity, compared to 7.4 points of catastrophic activity in the 2012 first quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 16.1 points in the 2013 first quarter, compared to 22.1 points in the 2012 first quarter. The estimated net favorable development in the 2013 first quarter primarily resulted from better than expected claims emergence in short-tail lines of business. The 2013 first quarter loss ratio also reflects changes in the mix of business written and earned.

The underwriting expense ratio was 29.4% in the 2013 first quarter, compared to 29.8% in the 2012 first quarter. The acquisition expense ratio for the 2013 first quarter was 18.5%, compared to 18.9% for the 2012 first quarter. The comparison of the 2013 first quarter and 2012 first quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commissions. In addition, the 2013 first quarter acquisition expense ratio included an increase of 0.4 points of commission expense related to favorable development in prior year loss reserves, compared to 0.3 points in the 2012 first quarter. The operating expense ratio was 10.9% in the 2013 first quarter, compared to 10.9% in the 2012 first quarter. The 2013 first quarter operating expense ratio reflected an increase in aggregate expenses due, in part, to selected expansion of the reinsurance segment's operating platform, offset by the benefit of a higher level of net premiums earned.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(U.S. dollars in thousands, except share data)

	(Unaudited)
	Three Months Ended
	March 31,
	2013	2012
Revenues
Net premiums written	$952,776	$863,611
Change in unearned premiums	(200,006)	(183,299)
Net premiums earned	752,770	680,312
Net investment income	65,672	74,297
Net realized gains	58,340	44,121

Other-than-temporary impairment losses	(2,248)	(1,031)
Less investment impairments recognized in other comprehensive income, before taxes	2	8
Net impairment losses recognized in earnings	(2,246)	(1,023)

Fee income	538	543
Equity in net income of investment funds accounted for using the equity method	13,823	24,826
Other income (loss)	1,244	(8,068)
Total revenues	890,141	815,008

Expenses
Losses and loss adjustment expenses	399,403	395,207
Acquisition expenses	127,592	118,962
Other operating expenses	120,183	106,472
Interest expense	5,898	7,521
Net foreign exchange (gains) losses	(24,264)	20,688
Total expenses	628,812	648,850

Income before income taxes	261,329	166,158

Income tax expense	4,853	1,902

Net income	256,476	164,256

Preferred dividends	5,484	6,461

Net income available to common shareholders	$250,992	$157,795

Net income per common share
Basic	$1.92	$1.18
Diluted	$1.85	$1.14

Weighted average common shares and common share equivalents outstanding
Basic	130,907,902	133,954,623
Diluted	135,409,288	137,814,906

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share data)

	(Unaudited)
	March 31, 2013	December 31, 2012
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: $9,682,653 and $9,567,290)	$9,890,425	$9,839,988
Short-term investments available for sale, at fair value (amortized cost: $944,691 and $719,848)	943,414	722,121
Investment of funds received under securities lending, at fair value (amortized cost: $83,319 and $42,302)	84,315	42,531
Equity securities available for sale, at fair value (cost: $300,890 and $298,414)	342,091	312,749
Other investments available for sale, at fair value (cost: $551,797 and $519,955)	585,277	549,280
Investments accounted for using the fair value option	902,230	917,466
Investments accounted for using the equity method	219,674	307,105
Total investments	12,967,426	12,691,240

Cash	356,767	371,041
Accrued investment income	65,023	71,748
Investment in joint venture (cost: $100,000)	108,038	107,284
Fixed maturities and short-term investments pledged under securities lending, at fair value	90,801	50,848
Premiums receivable	870,575	688,873
Reinsurance recoverable on unpaid and paid losses and loss adjustment expenses	1,846,064	1,870,037
Contractholder receivables	908,034	865,728
Prepaid reinsurance premiums	301,736	298,484
Deferred acquisition costs, net	306,505	262,822
Receivable for securities sold	395,958	19,248
Other assets	540,134	519,409
Total Assets	$18,757,061	$17,816,762

Liabilities
Reserve for losses and loss adjustment expenses	$8,835,710	$8,933,292
Unearned premiums	1,841,870	1,647,978
Reinsurance balances payable	204,233	188,546
Contractholder payables	908,034	865,728
Senior notes	300,000	300,000
Revolving credit agreement borrowings	100,000	100,000
Securities lending payable	93,375	52,356
Payable for securities purchased	594,521	37,788
Other liabilities	543,788	522,196
Total Liabilities	13,421,531	12,647,884

Commitments and Contingencies

Shareholders' Equity
Non-cumulative preferred shares	325,000	325,000
Common shares ($0.0033 par, shares issued: 168,419,936 and 168,255,572)	561	561
Additional paid-in capital	242,492	227,778
Retained earnings	5,605,353	5,354,361
Accumulated other comprehensive income, net of deferred income tax	229,563	287,017
Common shares held in treasury, at cost (shares: 35,356,711 and 34,412,959)	(1,067,439)	(1,025,839)
Total Shareholders' Equity	5,335,530	5,168,878
Total Liabilities and Shareholders' Equity	$18,757,061	$17,816,762